EXHIBIT 99.1

September 23, 2010
Contact: Yvonne Gill
570-724-0247
yvonneg@cnbankpa.com

Citizens & Northern Board Names Updegraff Chairman

WELLSBORO, PA – The Citizens & Northern Corporation Board of Directors today elected Charles H. Updegraff, Jr. as chairman. Updegraff, 57, has been serving as president and chief executive officer since January, 2010. The board has been operating without a chairman since December.

Updegraff began his banking career in 1972 with Citizens Trust Company, headquartered in Coudersport. He served as Chairman, President and CEO of Citizens Trust until its merger with Citizens & Northern in 2007. From 2007 until January 2010, he served as Citizens & Northern’s executive vice president and chief operating officer.

The new chairman is a graduate of Coudersport Area High School, Bloomsburg University and numerous banking schools. He is active in his community serving as Charles Cole Memorial Hospital board president and board member of the Coudersport Golf Club. He previously served as a member of the council of St. Paul’s Evangelical Lutheran Church. He is a member of the Pennsylvania and American Bankers Associations and has served in numerous offices within those organizations.

Charles H. Updegraff, Jr.
Updegraff, his wife, Kimberly, and their daughter, Jillian, live in Coudersport.

“Mr. Updegraff has led Citizens & Northern through a challenging economic period, not only for Citizens & Northern, but for all financial institutions. We are grateful for his expertise and commitment to C&N. He has been an outstanding president and CEO and will make an excellent chairman,” said Lead Director James E. Towner.

With approximately $1.3 billion in assets, Citizens & Northern Corporation is the parent company of Citizens & Northern Bank. Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices located throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean Counties in Pennsylvania and in Canisteo and Hornell in Steuben County, NY. Citizens & Northern Bank can be found on the web at www.cnbankpa.com. The company’s common stock is listed on the NASDAQ Capital Market under the symbol CZNC.